Exhibit 99.1

OncoGenex Pharmaceuticals Announces Pricing of $24 Million

Underwritten Registered Direct Offering

BOTHELL, Washington and VANCOUVER, British Columbia, June 26, 2014 — OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced that it has priced an underwritten registered direct offering, which is expected to raise gross proceeds of $24 million.

OncoGenex is offering 5,559,866 Series A units at a purchase price per unit of $3.48. Each Series A unit will consist of one share of common stock and a Series A warrant to purchase up to one-half of one share of common stock at an initial exercise price of $4.00 per share.

As a component of the offering and in lieu of Series A units that include common stock, OncoGenex is also offering 1,340,538 Series B units at a purchase price per unit of $3.47. Series B units are only being offered to those purchasers whose purchase of additional Series A units in the offering would result in the purchaser beneficially owning more than 9.99% of our outstanding common stock following the completion of the offering. Each Series B unit will consist of a Pre-Funded Series B warrant to purchase up to one share of common stock at an initial exercise price of $0.01 per share and a Series B warrant to purchase up to one-half of one share of common stock at an initial exercise price of $4.00 per share.

The offering is expected to close on or about July 2, 2014, subject to customary closing conditions.

Stifel is acting as sole book-running manager for the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission, or SEC. A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC. When available, copies of the prospectus supplement and accompanying prospectus may be obtained by contacting Stifel, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at 415-364-2720 or by email at syndicateops@stifel.com. Electronic copies of the prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of OncoGenex, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, OncoGenex’ intention to conduct an offering of securities All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the ability to manage successfully and complete the offering, the general economic and/or market conditions and the factors set forth in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and the prospectus supplement related to the offering. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Media Contact:

Michelle Burris

investor-relations@oncogenex.com

425-686-1501

SOURCE: OncoGenex Pharmaceuticals, Inc.